Exhibit 10.32

STANDBY PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 20th day of November, 2023.

AMONG:

DIRTT ENVIRONMENTAL SOLUTIONS LTD., a corporation existing under the laws of Alberta (“DIRTT”)

- and -

22NW Fund, LP, a limited partnership existing under the laws of Delaware (“22NW”)

- and -

726 BC LLC, a limited liability company existing under the laws of Delaware

- and -

726 BF LLC, a limited liability company existing under the laws of Delaware (together with 726 BC LLC, “726”)

WHEREAS:

A.

DIRTT proposes to create and issue to holders of record of its issued and outstanding Common Shares as at the Record Date, Rights entitling the holders thereof to subscribe for and purchase Common Shares at the Subscription Price for aggregate gross proceeds of C$30,000,000 (the “Rights Offering”);

B.

Pursuant to the Rights Offering, each holder of Common Shares will be entitled to receive one Right for each Common Share held by such holder on the Record Date, with each Right entitling the holder to purchase 0.81790023 Common Shares at the Subscription Price, exercisable for whole Common Shares only, for an aggregate of 85,714,285 Common Shares offered under the Rights Offering;

C.

22NW and 726 (collectively, the “Standby Purchasers”) each agrees that it, or its Permitted Assignee(s) in accordance with Section 9.8, will exercise in full the Basic Subscription Privilege to which it is entitled attaching to the Rights each will respectively receive under the Rights Offering; and

D.

Each of the Standby Purchasers agrees to purchase such number of Standby Shares as is required to fulfill its respective Standby Commitment, in each case on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Whenever used in this Agreement (including the recitals hereto), unless the subject matter or context requires otherwise, the following words and terms shall have the following meanings:

(a)

“Applicable Canadian Securities Laws” means, collectively, the securities acts or similar statutes of each of the provinces and territories of Canada and the respective rules and regulations under such laws, together with applicable published national, multilateral and local policy statements, instruments, notices and blanket orders of the provinces and territories of Canada and all rules, by-laws and regulations governing the TSX;

(b)	“Applicable Securities Laws” means, collectively, Applicable Canadian Securities Laws and Applicable U.S. Securities Laws;

(c)	“Applicable U.S. Securities Laws” means federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder;

(d)	“Basic Subscription Privilege” has the meaning set forth in Section 2.1;

(e)	“Business Day” means any day other than a Saturday or Sunday on which banks are open for business in Calgary, Alberta, Canada;

(f)	“Closing” has the meaning set forth in section 6.1;

(g)	“Closing Date” means two Business Days following the Expiry Date, or such other date as may be agreed by DIRTT and the Standby Purchasers, but in no event later than the Outside Date;

(h)	“Common Shares” means the common shares in the capital of DIRTT as constituted as of the date hereof, and as hereafter adjusted for any subdivisions, consolidations or other capital reorganizations;

(i)	“Expiry Date” means the date on which the Rights will expire and become null and void, which shall in no event be later than two Business Days prior to the Outside Date;

(j)	“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date;

(k)

“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstances that, individually or in the aggregate with other changes, events, occurrences, effects, states of facts or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of DIRTT and its consolidated subsidiaries, taken as a whole;

(l)	“Outside Date” means January 31, 2024;

(m)	“Over-Subscription Privilege” has the meaning set forth in Section 2.2;

(n)	“Permitted Assignee” has the meaning set forth in Section 9.8;

(o)

“Public Record” means all documents or information filed on SEDAR+ and EDGAR by DIRTT since January 1, 2022, under applicable securities laws up to and including the date hereof or the Closing Date, as applicable;

(p)

“Record Date” means the record date fixed by the board of directors of DIRTT at which the Shareholders entitled to Rights pursuant to the Rights Offering, and the number of Rights to which each is entitled, is determined, being December 12, 2023, or, in the event the Company is required to reset the Record Date to comply with Applicable Securities Laws, such later date that is the earliest date allowable under Applicable Securities Laws thereafter;

(q)	“Rights” means the transferable rights to subscribe for Common Shares at the Subscription Price, exercisable for whole Common Shares only, offered by DIRTT pursuant to the Rights Offering;

(r)	“Rights Offering” has the meaning set forth in recital A;

(s)	“Rights Offering Circular” means the rights offering circular on Form 45-106F15 of DIRTT in respect of the Rights Offering and any amendment thereto or restatement thereof;

(t)	“Rights Offering Documents” means the Rights Offering Circular, the Rights Offering Notice and the U.S. Prospectus, collectively;

(u)	“Rights Offering Notice” means the rights offering notice on Form 45-106F14 of DIRTT in respect of the Rights Offering and any amendment thereto or restatement thereof;

(v)	“Rights Shares” means the Common Shares to be issued on the exercise of the Rights, being up to an aggregate of 85,714,285 Common Shares;

(w)	“SEC” means the United States Securities and Exchange Commission;

(x)	“Shareholder” means a holder of Common Shares of DIRTT and the “Shareholders” means all of them;

(y)	“Standby Commitments” has the meaning set forth in Section 3.2;

(z)	“Standby Purchaser” has the meaning set forth in the recital C;

(aa)	“Standby Shares” has the meaning set forth in Section 3.2;

(bb)	“Subscription Price” means C$0.35 per Common Share;

(cc)	“TSX” means the Toronto Stock Exchange;

(dd)	“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

(ee)

“U.S. Prospectus” means the prospectus contained in the Registration Statement on Form S-1 (File No. 333-275172) of DIRTT at the time it becomes effective, including any post-effective amendment or supplement thereto.

1.2

Whenever used in this Agreement, unless the subject matter or context requires otherwise, the words “including”, “include” or “includes” shall be deemed to be followed by the phrase “without limitation”. Representations, warranties and obligations of 726 shall be joint and several between 726 BC LLC and 726 BF LLC. Nevertheless, the representations, warranties and obligations of 726 and 22NW as separate Standby Purchasers shall be several and not joint.

1.3	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

ARTICLE 2

CONDUCT OF THE OFFERING

2.1

Pursuant to the Rights Offering, DIRTT will distribute, at no charge, Rights to each Shareholder as of the Record Date on the basis of one Right for each Common Share held. Each Right will entitle its holder in an eligible jurisdiction to purchase 0.81790023 Right Shares at the Subscription Price, exercisable for whole Rights Shares only, subject to the terms described in the Rights Offering Documents (the “Basic Subscription Privilege”). The Rights will expire at the Expiry Time on the Expiry Date.

2.2

Pursuant to Applicable Securities Laws, each holder of Rights who has fully exercised the Basic Subscription Privilege attaching to such holder’s Rights will also be entitled to exercise an over-subscription privilege to purchase additional Rights Shares that remain unsubscribed at the Expiry Time (the “Over-Subscription Privilege”), subject to the availability and pro rata allocation of Rights Shares among holders of Rights exercising this Over-Subscription Privilege and the terms described in the Rights Offering Documents.

2.3

The completion of the purchase of Rights Shares pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege by each Rights holder will, unless otherwise agreed to by the parties hereto and in accordance with Applicable Securities Laws, occur at the time, and in the manner set forth in the Rights Offering Documents, and in the event of any conflict between the provisions of this Agreement and the provisions of the Rights Offering Documents, the provisions of the Rights Offering Documents will prevail.

2.4

Where the exercise of Rights by a Rights holder would otherwise entitle such holder to fractional Common Shares, such holder’s entitlement will be reduced to the next lowest whole number of Common Shares, and DIRTT will not be required to issue fractional Common Shares or to pay cash in lieu thereof.

ARTICLE 3

STANDBY COMMITMENT

3.1

Upon and subject to the terms and conditions of this Agreement, 22NW hereby agrees that, in addition to the exercise in full of its Basic Subscription Privilege, if less than all the Rights Shares are subscribed for under the Rights Offering, it or its Permitted Assignee(s) in accordance with Section 9.8 will subscribe for and purchase from DIRTT, and DIRTT hereby agrees to issue and sell to 22NW or its Permitted Assignee(s), at the Subscription Price, 50% of all Rights Shares that remain unsubscribed for by holders of the Rights other than the Standby Purchasers following the

Basic Subscription Privilege and the Over-Subscription Privilege (such portion of unsubscribed Rights Shares being the “22NW Standby Shares”) (the “22NW Standby Commitment”), provided that the aggregate subscription price of the Rights Shares purchased pursuant to the 22NW Standby Commitment (including those acquired under 22NW’s Basic Subscription Privilege and Over-Subscription Privilege, if any) shall not exceed C$15,000,000.

3.2

Upon and subject to the terms and conditions of this Agreement, 726 hereby agrees that, in addition to the exercise in full of its Basic Subscription Privilege, if less than all the Rights Shares are subscribed for under the Rights Offering, it or its Permitted Assignee(s) in accordance with Section 9.8 will subscribe for and purchase from DIRTT, and DIRTT hereby agrees to issue and sell to 726 or its Permitted Assignee(s), at the Subscription Price, 50% of all Rights Shares that remain unsubscribed for by holders of the Rights other than the Standby Purchasers following the Basic Subscription Privilege and the Over-Subscription Privilege (such portion of unsubscribed Rights Shares being the “726 Standby Shares” and together with the 22NW Standby Shares, the “Standby Shares”) (the “726 Standby Commitment” and together with the 22NW Standby Commitment, the “Standby Commitments”), provided that the aggregate subscription price of the Rights Shares purchased pursuant to the 726 Standby Commitment (including those acquired under 726’s Basic Subscription Privilege and Over-Subscription Privilege, if any) shall not exceed C$15,000,000.

3.3	Each Standby Purchaser or its Permitted Assignee(s) shall:

(a)

first, subscribe for all of such number of Rights Shares which (i) such Standby Purchaser; and (ii) any of its Permitted Assignee(s), are entitled to purchase under the Basic Subscription Privilege attached to any Rights held by such Standby Purchaser or any of its Permitted Assignee(s);

(b)	second, subscribe for such additional number of Rights Shares under the Over-Subscription Privilege as determined by such Standby Purchaser, in its sole discretion;

(c)	third, purchase such number of Standby Shares as is required under its respective Standby Commitment;

(d)

fourth, in the event the other Standby Purchaser purchases Rights Shares having an aggregate subscription price of C$15,000,000 pursuant to subsections 3.3(a) – 3.3(c), subscribe for such number of Rights Shares as is necessary so that the aggregate gross proceeds to DIRTT pursuant to the Rights Offering is C$30,000,000, provided that the aggregate subscription price of the Rights Shares purchased by each of 726 or 22NW and its respective Permitted Assignee(s) pursuant subsections 3.3(a) – 3.3(d) shall not exceed C$15,000,000 in the aggregate; and

(e)

fifth, have the right, but not the obligation, in its sole discretion, to purchase such number of Standby Shares for which such Standby Purchaser exercises its additional right to purchase in lieu of a defaulting or terminating Standby Purchaser under Section 3.5.

3.4

In furtherance of the Standby Commitments, each Standby Purchaser agrees not to transfer any of its Rights except as permitted in Section 9.8. Notwithstanding the foregoing, each Standby Purchaser shall be entitled to, in its sole discretion, purchase additional Rights, including through the facilities of the TSX, in accordance with Applicable Securities Laws and the Company’s policies and procedures.

3.5

In the event that a Standby Purchaser either defaults on its obligations pursuant to Section 3.1 or 3.2, as applicable, or terminates its obligations under this Agreement pursuant to Section 8.2, then the other Standby Purchaser, or its Permitted Assignee(s), shall have the right, but not the obligation, in its sole discretion, to fulfill some or all of the Standby Commitment of the defaulting or terminating Standby Purchaser. DIRTT cannot obligate any other Standby Purchaser, or its Permitted Assignee(s), to exercise the Standby Commitment of the defaulting or terminating Standby Purchaser, and no Standby Purchaser, or its Permitted Assignee(s), will be liable to DIRTT with respect to a default by another Standby Purchaser. Nevertheless, if a Standby Purchaser fails to purchase the Standby Shares that it is obligated to purchase under this Agreement, and if some of those Standby Shares remain unpurchased after giving effect to Section 3.3 (including, without limitation, the obligation of the other Standby Purchaser to purchase up to C$15,000,000 of Standby Shares), then the other Standby Purchaser, or its Permitted Assignee(s), shall have the right, but not the obligation, in its sole discretion, to purchase some or all of the remaining Standby Shares. This additional right must be exercised by notice and payment to DIRTT within 24 hours after notice from DIRTT of the availability of unpurchased Standby Shares.

3.6	The exercise price per Rights Share applicable under the Rights Offering will be the Subscription Price.

3.7

The obligation of each Standby Purchaser to complete the Closing (as defined below) shall be subject to the fulfilment, or the waiver by such Standby Purchaser, of the following conditions, each of which is for the exclusive benefit of such Standby Purchaser and may be waived by such Standby Purchaser at any time, in whole or in part, in its sole discretion without prejudice to any other rights that it might have:

(a)

all documents to be delivered to such Standby Purchaser hereunder at or prior to the Closing, including the Rights Offering Documents, will have been so delivered and will be in form and substance satisfactory to such Standby Purchaser, acting reasonably;

(b)

the representations and warranties of DIRTT contained herein shall be true and correct as of the Closing as if made as of such time after giving effect to the transaction contemplated herein and in the Rights Offering Notice and the Rights Offering Circular and to the exercise of all or any part of the Rights;

(c)

DIRTT shall have duly fulfilled and complied with all of its covenants contained herein to the extent that the same are required to be fulfilled or complied with at or prior to the Closing and the Rights Offering shall have been conducted in all material respects in accordance with this Agreement;

(d)

DIRTT will have made and/or obtained all necessary filings, approvals, orders, rulings and consents pursuant to Applicable Securities Laws in connection with the Rights Offering and the purchase of Rights Shares by such Standby Purchaser pursuant to this Agreement, provided, however, that DIRTT may choose to exclude any state of the United States from the Rights Offering in accordance with Applicable Securities Laws if it reasonably determines that the Rights Offering in that state would impose undue burdens on DIRTT or would unreasonably delay the Rights Offering, except if such exclusion would prevent either Standby Purchaser from performing its obligations under this Agreement;

(e)

the Registration Statement on Form S-1 (File No. 333-275172) of DIRTT shall have been declared effective by the SEC and shall continue to be effective and no stop order shall have been entered by the SEC with respect thereto, and no proceedings therefore will have been initiated or, to the knowledge of DIRTT, threatened by the SEC, and any request on the part of the SEC for additional information will have been complied with;

(f)	as of the Closing Date, the Rights Shares shall be listed on the TSX;

(g)	there shall not have occurred a Material Adverse Effect since the date hereof; and

(h)

no (i) order issued by any governmental or regulatory authority or body and no statute, rule, regulation or executive order promulgated or enacted by the Canadian or United States government or any other governmental authority shall be in effect which, or (ii) action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency wherein an unfavourable judgment, order, decree, stipulation, injunction, or charge which, would (x) prevent consummation of, or render unenforceable any obligation to consummate, any of the transactions contemplated by this Agreement or the Rights Offering or (y) cause any of the transactions contemplated by this Agreement or the Rights Offering to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect).

3.8	Each Standby Purchaser will be fully and finally released from their obligations to complete the Closing if:

(a)	one or more of the conditions precedent to the Closing as set forth in Section 3.7 of this Agreement have not been satisfied, or waived by such Standby Purchaser; or

(b)	DIRTT fails to complete the Closing other than because of a breach by the Standby Purchaser of its representations, warranties or covenants in this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	DIRTT represents and warrants to the Standby Purchasers that:

(a)	DIRTT is a corporation validly existing under the laws of Alberta and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted by it;

(b)	DIRTT has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)

DIRTT has taken all requisite corporate action to authorize the creation and issuance of the Rights, the issuance of the Rights Shares upon the exercise of the Rights (including the issuance of the Rights Shares to be purchased by the Standby Purchasers hereunder), and the execution and delivery of this Agreement and the performance of DIRTT’s obligations hereunder, and none of the foregoing will constitute a breach of, or default under, the articles of incorporation or by-laws of DIRTT, or any of its subsidiaries, or of any agreement to which it, or any of its subsidiaries, is a party or by which it is bound, or of any law, statute, ordinance, regulation, order, decree, or rule (including any rule of any self-regulatory organization) to which any of them is subject;

(d)

this Agreement has been duly executed and delivered by DIRTT and constitutes a legal, valid and binding obligation of DIRTT enforceable against DIRTT in accordance with its terms (except in any case as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, and other laws relating to or affecting the rights of creditors generally and except as limited by equitable principles);

(e)

DIRTT has complied and will comply in all material respects with the requirements of all applicable corporate laws and Applicable Securities Laws in relation to the issue and trading of its securities and in all matters relating to the Rights Offering;

(f)

DIRTT is not a party to any actions, suits or proceedings which could materially and adversely affect its business or financial condition, and no such actions, suits or proceedings are contemplated or have been threatened, except as disclosed in the Public Record;

(g)	upon receipt of full payment therefor, the Rights Shares issued pursuant to the Rights Offering will be duly and validly issued; and

(h)

the Public Record does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements, in light of the circumstances under which they were made, not misleading.

4.2	Each of the Standby Purchasers represents and warrants to DIRTT, severally and not jointly, that:

(a)	it has the legal capacity to enter into and execute this Agreement and perform its obligations hereunder and under any other instruments delivered pursuant hereto;

(b)

this Agreement has been duly authorized by such Standby Purchaser, and this Agreement has been duly executed and delivered by such Standby Purchaser and is a legal, valid and binding obligation of such Standby Purchaser, enforceable against it by DIRTT in accordance with its terms (except in any case as enforcement hereof may be limited by bankruptcy, insolvency, reorganization, and other laws relating to or affecting the rights of creditors generally and except as limited by equitable principles);

(c)

it is an “Accredited Investor” within the meanings of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (“Securities Act”) and National Instrument 45-106 – Prospectus Exemptions;

(d)

it is purchasing the Rights Shares, including the Standby Shares, for its own account, for investment purposes only and not with a present intention of acting as an underwriter with respect to the Rights Shares or entering into or making any distribution, subsequent sale, assignment, conveyance, pledge, hypothecation or other transfer thereof;

(e)	it has no need for liquidity in its investment in the Rights Shares and understands that there may be restrictions on the subsequent resale or other transfer of the Rights Shares;

(f)

it is familiar with the business in which DIRTT is engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment;

(g)	it is not insolvent and has sufficient cash funds at its disposal to purchase the Rights Shares on the terms and conditions contained in this Agreement and will have such funds on the Closing Date;

(h)

it has simultaneously with the execution and delivery of this Agreement or prior thereto provided DIRTT with evidence or has substantiated that it has the financial means to satisfy its financial obligations under this Agreement and the foregoing evidence and substantiation is a true and accurate representation of such means;

(i)

neither it nor any of its affiliates is a party to any contract, agreement or understanding with any person that would give rise to a claim against DIRTT for a financial advisory fee, brokerage commission, finder’s fee or like payment in connection with the Rights Offering, including the issuance of the Rights Shares upon exercise of Rights;

(j)	it is not a broker-dealer and is not required to be registered as a broker-dealer under Applicable Securities Laws, whether as a result of this Agreement or otherwise;

(k)	it is not required to register as an investment company under the United States Investment Company Act of 1940; and

(l)

the execution and delivery of this Agreement by such Standby Purchaser and the consummation of the transactions provided for herein will not result in the violation of, or constitute a default under or conflict with or cause the acceleration of any obligation of such Standby Purchaser under: (a) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders, members or partners of such Standby Purchaser, as applicable; (b) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over such Standby Purchaser; (c) any applicable law, statute, ordinance, regulation or rule to which such Standby Purchaser is subject; or (d) any of the provisions of any indenture, mortgage, deed of trust, lease or other agreement or instrument to which such Standby Purchaser is a party or by which such Standby Purchaser is bound.

ARTICLE 5

COVENANTS

5.1	DIRTT covenants and agrees for the benefit of each Standby Purchaser that:

(a)

it will file the Rights Offering Circular and Rights Offering Notice, in substantially the form delivered to the Standby Purchaser as of the date hereof or as subsequently approved by the Standby Purchasers, each acting reasonably, with the securities commissions of each of the provinces of Canada as soon as practicable, and in any event no later than two Business Days preceding the Record Date, in accordance with Applicable Securities Laws;

(b)

it will use its reasonable efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Rights and the Rights Shares, including the Standby Shares, in Canada and the United States as contemplated herein and in the Rights Offering Documents;

(c)	it will use its reasonable commercial efforts to cause the Record Date to occur on or before December 12, 2023 and the Expiry Date to occur on or before January 5, 2024;

(d)

from the date hereof and until the earlier of the Closing Date or the termination of this Agreement, DIRTT will promptly notify the Standby Purchasers in writing of any written demand, request or inquiry by any securities commission, the TSX or any other governmental authority that concerns any matter relating to the affairs of DIRTT that may affect the Rights Offering or otherwise result in a Material Adverse Effect, including the representations and warranties of DIRTT hereunder. Any notice delivered to the Standby Purchasers as aforesaid will contain reasonable details of the demand, request or inquiry;

(e)

at the time of filing and Closing, the Rights Offering Documents will comply in all material respects with the requirements of Applicable Securities Laws pursuant to which they have been filed and the respective regulations thereunder;

(f)

advice statements representing Rights in uncertificated form shall be delivered to eligible holders of Common Shares promptly following the Record Date and, upon such delivery, the Rights will be validly issued and outstanding and the holders thereof will be entitled to the rights and privileges relating thereto as described in the Rights Offering Documents;

(g)

DIRTT will take or cause to be taken all steps as may be necessary to ensure that the distribution of the Rights, the Rights Shares issuable upon exercise of the Rights and the Rights Shares to be purchased by the Standby Purchasers hereunder comply in all material respects with Applicable Securities Laws;

(h)

DIRTT will not retain any agents to assist with the sale of Rights to any person (other than a subscription agent or information agent relating to the Rights Offering), and shall not pay any commissions or compensation in the nature of a finder’s or broker’s fee to any person directly in connection with the Rights Offering;

(i)

DIRTT will not amend the material terms of the Rights Offering (including, for greater certainty but not limited to, as set out in Article 2) or of the Rights Offering Documents without the prior written consent of each Standby Purchaser; and

(j)	DIRTT will carry on business in the normal course during the period from the date hereof up to and including the Closing Date.

5.2

Each Standby Purchaser, severally, covenants and agrees with DIRTT that, for the six-month period subsequent to and commencing on the Closing Date, such Standby Purchaser shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer or dispose of, or agree to transfer or dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the U.S. Prospectus) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Common Shares (including the purchase or sale of Rights in the open market or privately), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Shares owned by such Standby Purchaser, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, a “Transfer”); provided, however, that the foregoing shall not prohibit Transfers between a Standby Purchaser and any affiliate of such Standby Purchaser, so long as, prior to and as a condition to the effectiveness of any such Transfer, such affiliate executes and delivers to DIRTT a joinder to this Agreement in substantially the form attached hereto as Annex A; provided, further, that any Transfer permitted under this Section 5.2 shall not relieve such Standby Purchaser of its obligations under this Agreement. Any Transfer in violation of this Section 5.2 shall be null and void; and provided, further, that the foregoing shall not prohibit Transfers between a Standby Purchaser or such affiliate on the one hand and DIRTT on the other hand.

ARTICLE 6

CLOSING ARRANGEMENTS

6.1	The closing (the “Closing”) of the purchase by each Standby Purchaser and sale by DIRTT of the Rights Shares pursuant to this Agreement shall be completed on the Closing Date.

6.2	At the Closing, DIRTT shall deliver or cause to be delivered:

(a)

to each Standby Purchaser, a certificate signed by any officer of DIRTT acceptable to the Standby Purchasers (it being agreed that the chief executive officer and the chief financial officers are acceptable), certifying for and on behalf of DIRTT that:

(i)	it has complied with all covenants and satisfied all terms and conditions of this Agreement on its part to be complied with and satisfied at or prior to the Closing; and

(ii)

the representations and warranties of DIRTT contained herein are true and correct as of the Closing after giving effect to the transactions contemplated herein and in the Rights Offering Documents; and

(b)

DIRTT shall deliver or cause to be delivered in accordance with such Standby Purchaser’s delivery instructions, a definitive certificate or advice statements representing the Rights Shares to be purchased by such Standby Purchaser pursuant to this Agreement registered in the name of the Standby Purchaser or its Permitted Assignee(s) against payment by the applicable Standby Purchaser by bank draft, wire transfer or certified cheque in accordance with the Rights Offering Documents, or as DIRTT may otherwise direct, of the aggregate purchase price for the Rights Shares to be purchased by such Standby Purchaser pursuant to this Agreement.

ARTICLE 7

INDEMNIFICATION AND CONTRIBUTION

7.1

DIRTT agrees to indemnify and hold harmless each Standby Purchaser and its affiliates and each of their respective directors, officers, employees, members, shareholders, partners, agents and advisors (each such person, an “Indemnified Party”) to the fullest extent permitted by law from and against any losses, claims, damages and liabilities, joint or several (collectively, the “Damages”), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from (i) any claims by a third party against an Indemnified Party in respect of the obligations of the Standby Purchaser under this Agreement; (ii) any inaccuracy in or breach or nonfulfillment of or noncompliance with any of the covenants or agreements or representations and warranties made by DIRTT in this Agreement; or (iii) the Rights Offering Documents, including, without limitation, by reason of or in any way arising, directly or indirectly, out of any misrepresentation or alleged misrepresentation therein, the Rights Offering, or the use of proceeds thereunder, other than, in each case, Damages resulting from the Indemnified Party’s wilful misconduct, gross negligence, or breach of this Agreement (collectively, the “Indemnifiable Events”); provided, that DIRTT will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in any Rights Offering Document in reliance upon and in conformity with written information furnished to DIRTT by or on behalf of any Standby Purchaser specifically for inclusion in the Rights Offering Documents.

7.2

DIRTT will reimburse each Indemnified Party for all reasonable fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the “Proceedings”) arising from an Indemnifiable Event, whether or not such Indemnified Party is a formal party to such Proceeding; provided, that DIRTT will not be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or wilful misconduct of the Indemnified Party seeking indemnification hereunder. DIRTT will advance funds to an Indemnified Party for the reasonable costs, charges and expenses related to any Proceedings. The Indemnified Party shall repay these funds if the Indemnified Party does not fulfill the conditions of Section 7.1.

7.3

If for any reason other than in accordance with this Agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless in respect of an Indemnifiable Event, then DIRTT will contribute to the amount paid or payable by an Indemnified Party as a result of Damages (including all Expenses incurred) in respect of an Indemnifiable Event in such proportion as is appropriate to reflect the relative benefits to DIRTT and/or the Shareholders on the one hand, and the applicable Standby Purchaser and/or any other Indemnified Party on the other hand, in connection with the matters covered by this Agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. In ascertaining relative fault, reference shall be made to, among other things, whether any alleged untrue statement or omission or any alleged conduct relates to information provided by DIRTT or other conduct by DIRTT (or its employees or other agents) on the one hand, or by the applicable Standby Purchaser, on the other hand.

7.4

DIRTT agrees not to enter into any waiver, release or settlement of any Proceeding (whether or not the Standby Purchaser or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without the prior written consent of the Standby Purchasers (which consent will not be unreasonably withheld), unless such waiver, release or settlement (i) includes an unconditional release of the Standby Purchaser and each Indemnified Party from all liability arising out of such Proceeding and (ii) does not contain any factual or legal admission by or with respect to any Indemnified Party or any adverse statement with respect to the character, professionalism, expertise or reputation of any Indemnified Party or any action or inaction of any Indemnified Party.

7.5

The indemnity, reimbursement and contribution obligations of DIRTT hereunder will be in addition to any liability which DIRTT may have at common law or otherwise to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of DIRTT or an Indemnified Party. The provisions of this Article 7 will survive the modification or termination of this Agreement.

ARTICLE 8

TERMINATION

8.1

DIRTT may terminate this Agreement by notice in writing to the Standby Purchasers if the Closing has not occurred, or the Rights Offering is otherwise terminated or cancelled, on or before the Outside Date; provided that DIRTT has used commercially reasonable efforts to comply with its obligations under this Agreement.

8.2	Any Standby Purchaser may terminate this Agreement as to itself only by notice in writing to DIRTT if:

(a)

any of the conditions precedent to the Closing, as set forth in Section 3.7 of this Agreement have not been satisfied or waived by such Standby Purchaser by the Expiry Time (subject to any cure period) or the Rights Offering is otherwise terminated or cancelled;

(b)	any order to cease trading the securities of DIRTT on the TSX is made by a competent regulatory authority and that order is still in effect; or

(c)

the Closing has not occurred on or before the Outside Date; provided that each Standby Purchaser has used commercially reasonable efforts to comply with its obligations under this Agreement, except that the right to terminate this Agreement under this Subsection 8.2(c) shall not be available to any Standby Purchaser whose failure to fulfill any of its obligations has been the cause of, or resulted in, the failure of Closing to occur by the Outside Date.

ARTICLE 9

GENERAL

9.1	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, prepaid courier, or email, addressed as follows:

(a)	if to DIRTT:

7303 – 30th Street S.E.

Calgary, Alberta

T2C 1N6

Attention:         Legal Department

Telephone:

Email:

(b)	if to 22NW:

Attention:         Aron English

Telephone:

Email:

(c)	if to 726:

Attention:         Shaun Noll

Telephone:

Email:

or to such other address or email of which written notice is given in the manner specified herein, and each such notice or other communication shall be deemed to have been given and received on the date it is delivered to such address or email; provided, that, if such day is not a Business Day in the place of delivery, then it shall be deemed to have been given and received on the Business Day next following such day.

9.2

Subject to applicable law and the rules and regulations applicable to DIRTT and the Standby Purchasers, the Standby Purchasers shall not issue any press release or public announcement relating to matters provided for herein without the approval of DIRTT, which approval may not be unreasonably withheld or delayed; provided, that, in no case shall the foregoing prevent any of the Standby Purchasers from satisfying any obligation under Applicable Securities Law, which shall include, for greater certainty but without limiting the application of the foregoing, under National Instrument 62-104 – Take-Over Bids and Issuer Bids.

9.3	Time shall be of the essence hereof.

9.4

At or promptly following the Closing, DIRTT shall reimburse each Standby Purchaser for all its reasonable and customary out-of-pocket costs and expenses and reasonable attorneys’ fees incurred by such Standby Purchaser in connection with this Agreement, provided such costs, expenses and fees shall not exceed $30,000 for each Standby Purchaser, following DIRTT’s receipt of all reasonably requested documentation to support the incurrence by such Standby Purchaser of such costs, expenses and fees.

9.5

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and Permitted Assignees, provided, that, in no case shall this Agreement create any agreement between 22NW and 726 in respect of acquiring, holding, voting, or disposing of Common Shares or Rights, and neither of them shall have any right hereunder to enforce the obligations of the other arising hereunder. The parties acknowledge that this Agreement is between DIRTT and each of the Standby Purchasers and nothing herein is intended to bind or obligate any third parties, including the directors, officers or personnel of the Standby Purchasers in any individual capacity.

9.6	Unless specifically otherwise provided, all dollar amounts referred to herein are in Canadian dollars.

9.7

DIRTT and the Standby Purchasers shall each sign such further and other documents, cause such meetings to be held, use their best efforts to cause such resolutions to be passed, exercise their vote and influence and do and perform (and cause to be done and performed) such further and other acts or things as may be necessary or desirable in order to give full effect to this Agreement.

9.8

Each Standby Purchaser may assign this Agreement or any of its rights hereunder to one or more affiliates controlled by or under common control with such Standby Purchaser (each, a “Permitted Assignee”) or nominate such Permitted Assignee(s) to perform the Standby Commitment or any part thereof on its behalf; provided, that (a) each such Permitted Assignee is able to provide such representations and warranties and perform such covenants as are necessary in order for DIRTT to issue the Common Shares to the Permitted Assignee in compliance with all Applicable Securities Laws and for the Permitted Assignee to act as a standby purchaser to the Rights Offering in compliance with all Applicable Securities Laws; (b) each such Permitted Assignee is able to provide the representations and warranties set forth in Section 4.2; and (c) such Standby Purchaser guarantees the obligations of the Permitted Assignee(s) under this Agreement. Each Standby Purchaser hereby guarantees the obligations of its Permitted Assignee(s) if there is an assignment of this Agreement. Subscription of Common Shares by the Permitted Assignee(s) of the Standby Purchaser to the amount committed under the Standby Commitment shall be deemed to be the compliance of the Standby Commitment by the Standby Purchaser.

9.9	This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first stated above.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

Per:	/s/ Benjamin Urban
Name: Benjamin Urban Title: Chief Executive Officer

22NW FUND, LP, by 22NW Fund GP, LLC

Per:	/s/ Aron English
Name: Aron English Title: President

726 BC LLC

Per:	/s/ Shaun Noll
Name: Shaun Noll Title: President and Chief Investment Officer

726 BF LLC

Per:	/s/ Shaun Noll
Name: Shaun Noll Title: President and Chief Investment Officer

Signature Page to Standby Purchase Agreement

ANNEX A

Form of Joinder Agreement

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Standby Purchase Agreement, dated as of November 20, 2023 (as amended, supplemented or otherwise modified from time to time, the “Standby Agreement”), by and among DIRTT Environmental Solutions Ltd., a corporation existing under the laws of Alberta, 22NW Fund, LP, 726 BC LLC and 726 BF LLC. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Standby Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to, and a “Standby Purchaser” under, the Standby Agreement as of the date hereof and shall have all of the rights and obligations of a Standby Purchaser as if it had executed the Standby Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Standby Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date written below.

Date: [___]

By:
Name:
Title:

Address, telephone and email for Notices: